Exhibit 99.1

Bellicum Reports Fourth Quarter 2021 Financial Results and Provides Operational Update
- Confirmed partial response in one of the first three metastatic castration-resistant prostate cancer (mCRPC) patients treated with BPX-601 in Phase 1/2 study -

- Favorable safety profile observed in initial dose cohort of BPX-603 in HER2+ solid tumors -

- Previously reported $35 million private placement expected to extend cash runway into the second quarter of 2023 and fund ongoing GoCAR-T clinical development programs -

HOUSTON, March 24, 2022 --- Bellicum Pharmaceuticals, Inc. (Nasdaq: BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers, today reported financial results for the fourth quarter and full year 2021 and provided an operational update.

“Bellicum made great progress in the past year in the clinical development of our GoCAR-T® cell therapies and in broadening the impact of our technology via licensing,” said Rick Fair, President and Chief Executive Officer. “In 2021, we opened the BPX-601 trial in prostate cancer and reported a confirmed response in the first cohort treated, initiated the BPX-603 trial in HER2+ solid tumors, signed licensing agreements for our CaspaCIDe safety switch for use in six new CAR-T and CAR-NK programs, and raised additional capital expected to fund the company beyond our next data milestones for our GoCAR-T programs. The Omicron COVID-19 variant had a significant impact on our clinical trial sites and trial enrollment over the last two quarters, but we have recently seen an uptick in site activation and screening activity as cases decline. We believe we are well positioned to further demonstrate the value of GoCAR-T in the coming year.”
Program Highlights and Current Updates

BPX-601 GoCAR-T®
•Enrollment in the Phase 1/2 dose escalation clinical trial in patients with previously treated metastatic castration-resistant prostate cancer (mCRPC) is ongoing. On December 6, 2021, Bellicum provided an interim data update and reported that one of the first three mCRPC patients treated in the study achieved a confirmed partial response by RECIST v1.1 criteria. Additionally, no dose-limiting toxicities were observed. The company expects to present a data update on BPX-601 in the first quarter of 2023.

BPX-603 GoCAR-T
•Enrollment is ongoing in the Phase 1/2 clinical trial for BPX-603 in patients with solid tumors that express human epidermal growth factor 2 (HER2), including breast, endometrial, ovarian, gastric, and colorectal cancers. BPX-603 is the company’s first dual-switch GoCAR-T product candidate that incorporates Bellicum’s iMC activation and CaspaCIDe® safety switch technologies. On December 6, 2021, the company reported initial Phase 1 data from this trial demonstrating a favorable safety profile in the first dose cohort of the study. The company expects to present a data update on BPX-603 in the first half of 2023.

Private Placement Completed

Exhibit 99.1

•As previously reported, Bellicum entered into an agreement for a $35 million private placement of equity securities in December 2021 with two biotechnology specialist investment funds. Proceeds from the financing are expected to extend cash runway into the second quarter of 2023 and will be used to support ongoing clinical development of BPX-601 and BPX-603.

Regained Compliance with Nasdaq
•On December 10, 2021, Nasdaq notified Bellicum that it had regained compliance with Listing Rule 5550(b)(1), which requires stockholders’ equity of at least $2.5 million for continued listing of the company’s common stock. Accordingly, the Company is now in compliance with the continued listing requirements of The Nasdaq Capital Market.

Charity Scripture Named Chief Development Officer
•Dr. Scripture rejoined Bellicum in a full-time capacity effective December 1, 2021 after spending the previous year as VP, Business and Development Operations at ACELYRIN, a private biopharmaceutical company. Previously, Dr. Scripture was Vice President, Clinical & Medical Affairs at Bellicum. Prior to joining Bellicum, Dr. Scripture held clinical development leadership positions at AbbVie/Stemcentrx and Pharmacyclics, and spent almost a decade with Amgen in oncology clinical development and medical affairs.

Financial Results for the Fourth Quarter and Year Ended December 31, 2021

Revenues: Bellicum reported revenue of $0.5 million and $6.2 million for the fourth quarter and year ended December 31, 2021, respectively, compared to $0.5 million during each of the comparable periods in 2020. The increase in revenues was due to agreements executed with external parties during the year. In the first quarter of 2021, Bellicum entered into a multi-year supply agreement with Takeda Development Center Americas, Inc. for the supply of rimiducid for potential use in clinical trials of TAK-007. Initial clinical trial supply was fulfilled in the second quarter of 2021 generating revenue of $0.7 million. Revenues from up-front and annual maintenance payments related to CaspaCIDe licensing agreements were $0.5 million and $5.5 million for the fourth quarter and full year 2021, compared to $0.5 million in 2020.

R&D Expenses: Research and development expenses were $4.0 million and $23.6 million for the fourth quarter and year ended December 31, 2021, respectively, compared to $8.7 million and $39.1 million for the fourth quarter and year ended December 31, 2020, respectively. The decrease in R&D expenses for the fourth quarter and year ended December 31, 2021, compared to the prior year, was primarily due to reduced expenses related to rivo-cel related activities, the sale of the manufacturing facility, and the reduction in force that was implemented in the fourth quarter of 2020, partially offset by an increase in expenses related to Bellicum’s GoCAR-T programs. This resulted in $12.3 million reduction in employee-related expenses and a $3.2 million reduction in other R&D expenses.

G&A Expenses: General and administrative expenses were $1.6 million and $7.0 million for the fourth quarter and year ended December 31, 2021, respectively, compared to $3.4 million and $15.5 million for the comparable periods in 2020. The decrease in G&A expenses for the fourth quarter and year ended December 31, 2021, compared to the year ended December 31, 2020, was primarily due to the reduction in force that reduced employee-related expenses by $6.8 million as well as the reduction in rivo-cel related commercialization activities that reduced expenses by $1.7 million.

Loss from Operations: Bellicum reported a loss from operations of $5.1 million and $24.9 million for the fourth quarter and year ended December 31, 2021, respectively, compared to $13.0 and $51.7 million for the comparable periods in 2020. The results for the year ended December 31, 2021 include loss on dispositions of $0.5 million whereas for the year ended December 31, 2020, a gain on dispositions of $3.7 million was recognized.

Net Income/Loss: Bellicum reported net income of $2.5 million and a net loss of $9.7 million for the fourth quarter and year ended December 31, 2021, respectively, compared to net income of $18.8 million and a

Exhibit 99.1

net loss $7.7 million for the fourth quarter and year ended December 31, 2020, respectively. The results included gain from change in fair value of warrant derivative liabilities of $7.6 million and $15.1 million for the fourth quarter and year ended December 31, 2021, respectively.

Shares Outstanding: As of March 21, 2022, Bellicum had 8,552,207 shares of common stock and 452,000 shares of preferred stock outstanding. Each share of preferred stock is convertible into 10 shares of common stock.

Cash Position and Guidance: Bellicum reported cash and cash equivalents and restricted cash totaling $47.7 million as of December 31, 2021, compared to $37.0 million as of December 31, 2020. Based on current operating plans, Bellicum expects that current cash resources will be sufficient to meet operating requirements into the second quarter of 2023.

About Bellicum Pharmaceuticals

Bellicum is a clinical stage biopharmaceutical company striving to deliver cures through controllable cell therapies. The company’s next-generation product candidates are differentiated by powerful cell signaling technologies designed to produce more effective CAR-T cell therapies. Bellicum’s GoCAR-T® product candidates, BPX-601 and BPX-603, are designed to be more efficacious CAR-T cell products capable of overriding key immune inhibitory mechanisms. More information about Bellicum can be found at
www.bellicum.com or follow us on Twitter @BellicumPharma or LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “designed,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding Bellicum’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: Bellicum’s positioning for demonstrating the value of GoCAR-T in the coming year; the timing of data updates from Bellicum’s ongoing BPX-601 and BPX-603 clinical trials; the use of proceeds from Bellicum’s December 2021 private placement; and Bellicum’s expected cash runway. Various factors may cause differences between Bellicum’s expectations and actual results, including, among others, the impact of the COVID-19 pandemic on Bellicum’s clinical trial sites and trial enrollment, other factors, such as safety issues, may impact Bellicum’s clinical progress, actual expenses incurred may be higher than anticipated, and trial results may be different than anticipated, as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation Bellicum’s annual report on Form 10-K the year ended December 31, 2021 and in Bellicum’s subsequent filings with the SEC. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update Bellicum’s forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Balance Sheets
(unaudited; in thousands)

	December 31	December 31,
	2021	2020
Current Assets:
Cash and cash equivalents	$46,156	$35,495
Restricted cash	1,501	1,501
Accounts receivable, interest and other receivables	205	2
Prepaid expenses and other current assets	1,269	802
Assets held for sale	—	1,643

Non-Current Assets:
Operating lease right-of-use assets	—	645
Property and equipment, net	12	189
Other assets	—	307
Total assets	$49,143	$40,584

Current Liabilities:
Accounts payable	$90	$891
Accrued expenses and other current liabilities	3,849	4,165
Warrant derivative liability	2,773	10,345
Private placement option liability	—	7,803
Current portion of lease liabilities	—	825
Liabilities held for sale	—	672

Long-Term Liabilities:
Long-term lease liabilities	—	344

Preferred stock	18,036	18,036
Total stockholders' equity (deficit)	24,395	(2,497)
Total liabilities, preferred stock and stockholders' equity (deficit)	$49,143	$40,584

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Statements of Operations
(unaudited; in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues
Supply agreement	$—	$—	$700	$—
License revenue	500	500	5,500	500
Total revenues	500	500	6,200	500

Operating Expenses:
Research and development	4,047	8,706	23,578	39,052
General and administrative	1,551	3,436	7,010	15,531
Total operating expenses	5,598	12,142	30,588	54,583
Impairment of property and equipment	—	(1,265)	—	(1,265)
Gain (loss) on dispositions, net	—	(105)	(478)	3,656
Loss from operations	(5,098)	(13,012)	(24,866)	(51,692)

Interest income	—	—	32	387
Interest expense	—	(191)	(4)	(2,659)
Change in fair value of warrant and private placement option liabilities	7,619	31,874	15,126	46,130
Gain on extinguishment of debt	—	112	—	112
Other income (expense)	10	—	7	—
Net income (loss)	$2,531	$18,783	$(9,705)	$(7,722)
Less: undistributed earnings to participating securities	(716)	(10,984)	—	—
Net income (loss) attributable to common shareholders	$1,815	$7,799	$(9,705)	$(7,722)

Net income (loss) per share attributable to common shareholders, basic	$0.12	$0.99	$(0.84)	$(1.34)
Net income (loss) per share attributable to common shareholders, diluted	$0.11	$0.98	$(0.84)	$(1.34)

Weighted-average shares outstanding, basic	15,712,196	7,873,402	11,504,294	5,760,159

Weighted-average shares outstanding, diluted	15,817,832	7,935,532	11,504,294	5,760,159

Source: Bellicum Pharmaceuticals

Investors:
Robert H. Uhl
Managing Director
Westwicke ICR
858-356-5932
Robert.uhl@westwicke.com